EXHIBIT 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

N E W S R E L E A S E April 21, 2006	For additional information: Raj Agrawal Treasurer Vice President, Investor Relations (651) 787-1068
DELUXE ANNOUNCES NEW CHIEF FINANCIAL OFFICER

St. Paul, Minn.— Deluxe Corporation (NYSE: DLX) announced today that Terry Peterson, 41, will assume the role of chief financial officer on an interim basis effective with the departure of Douglas J. Treff, who has resigned to take a position at another company.

Peterson has been vice president, controller and chief accounting officer of Deluxe since March 2005, a position he will continue to hold. He joined Deluxe in September 2004 as director of internal audit. Prior to coming to Deluxe, Peterson held positions with Ecolab, Provell, and PricewaterhouseCoopers. Peterson received an accounting degree from the University of Northern Iowa and he is a certified public accountant.

“We are very pleased to have someone with Terry’s qualifications on board to assume the interim role and ensure a smooth transition,” said Ron Eilers, chief executive officer. He added, “We also appreciate Doug’s contributions to Deluxe during his five years of service and wish him the very best in his new endeavors.”

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

# # #